Exhibit 23

                          Independent Auditors' Consent

 The Board of Directors
 LaserSight Incorporated:

We consent to incorporation by reference in the registration statement (No. 33-96390) on Form S-8, registration statement (No. 33-52170) on Form S-8, registration statement (No. 333-16817) on Form S-8, registration statement (No. 333-16823) on Form S-8, registration statement (No. 333-62587) on Form S-8, registration statement (No. 333-62591) on Form S-8, registration statement
(No. 333-84073) on Form S-8, registration statement (No. 333-84075) on Form S-8, registration statement (No. 333-42662) on Form S-8, registration statement (No.333-2198) on Form S-3, registration statement (No. 333-25237) on Form S-3, registration statement (No. 333-36655) on Form S-3, registration statement
(No. 333-36837) on Form S-3, registration statement (No. 333-59369) on Form S-3, registration statement (No. 333-68495) on Form S-3, registration statement
(No. 333-77825) on Form S-3, registration statement (No. 333-35822) on Form S-3 and registration statement (No. 333-46470) on Form S-3 of LaserSight Incorporated of our report dated February 9, 2001, except as to Note 16, which is as of March 12, 2001, with respect to the consolidated balance sheets of LaserSight Incorporated and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, which report is included in the December 31, 2000, annual report on Form 10-K of LaserSight Incorporated.

                                  /s/ KPMG LLP

 St. Louis, Missouri
 March 30, 2001